EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
CVR Energy, Inc.:
We consent to the inclusion in the CVR Energy, Inc. and subsidiaries report on Form 10-K for the year ended December 31, 2013 and the incorporation by reference in the registration statements (Nos. 333-146907 and 333-148783) on Form S-8 of CVR Energy, Inc. of our report dated March 14, 2013, with respect to the consolidated balance sheet of CVR Energy, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2012.
/s/ KPMG LLP
Houston, Texas
February 26, 2014